Exhibit 99.1

CLark kellogg appointed to rli board of directors

PEORIA, ILLINOIS, November 13, 2023 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Clark C. Kellogg has been appointed to its Board of Directors. His term is effective January 1, 2024 and expires at RLI’s next shareholders’ meeting in May 2024, at which time he will stand for re-election.

Kellogg is a basketball commentator at CBS Sports. He has 32 years of experience with the Indiana Pacers as a player, broadcaster and Vice President of Player Relations. Kellogg serves on the First Merchants Corporation Board of Directors, where he is a member of the Audit and Compensation and Human Resources Committees. He also serves as Chairperson of the Columbus Foundation Governing Committee, and formerly served on The Ohio State University Board of Trustees from 2010 to 2019.

“We are pleased to welcome Clark to our Board of Directors,” said RLI Corp. Chairman Jonathan E. Michael. “He brings public and private board experience, and a unique perspective on talent development to RLI. I’m confident that he will add value and further strengthen our Board’s depth of expertise.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 48 consecutive years and delivered underwriting profits for 27 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Lisa Gates

Vice President, Marketing & Communications

309-692-1000 x5438

Lisa.Gates@rlicorp.com

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